Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER AND TRANSITION PROCESS

LITTLE FALLS, New Jersey (April 16, 2014) — CANTEL MEDICAL CORP. (NYSE:CMN) announced today that its Senior Vice President, Chief Financial Officer and Treasurer, Craig Sheldon, will retire after 20 years with the Company in January 2015. In order to ensure a smooth transition, a search process for a new Chief Financial Officer will commence immediately.

Charles Diker, Cantel’s Chairman of the Board stated, “Craig has been an integral part of the success of Cantel Medical for the past 20 years as the Company has transformed into a global leader in infection prevention and control. Furthermore, Craig has built a first class finance and accounting organization with a strong infrastructure of employees that has served Cantel well while integrating over 25 acquisitions. We extend our great thanks and appreciation to Craig for 20 years of excellent, dedicated and loyal service to Cantel.”

Andrew Krakauer, Cantel’s President and CEO added, “We are pleased that Craig has agreed to stay until at least January 2015, while we search for a new CFO. Furthermore, he has agreed to stay beyond January if needed and will also sign a 2-year consulting agreement to assure a smooth transition to a new CFO. I would like to personally thank Craig for all the critical support he has given to me over my almost 10 year tenure with Cantel.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products, and specialty packaging for infectious and biological specimens. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.